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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-224021) and related Prospectus of Alliance Resource Partners, L.P. for the registration of 87,188,338 common units representing limited partner interests and to the incorporation by reference therein of our reports dated February 23, 2018, with respect to the consolidated financial statements and schedule of Alliance Holdings GP, L.P., and the effectiveness of internal control over financial reporting of Alliance Holdings GP, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
April 24, 2018

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm